Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

General

The following description summarizes certain important terms of our securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), certain securities convertible into such registered securities, and some of the provisions of our articles of incorporation, bylaws, and relevant provisions of Nevada law. The descriptions herein are qualified in their entirety by our articles of incorporation, bylaws, and amended and restated investors’ rights agreement, each of which have been previously filed with the Securities and Exchange Commission (the “SEC”), and to the applicable provisions of Nevada law.

Our authorized capital stock consists of 5,100,000,000 shares of capital stock, $0.0001 par value per share, of which:

•4,935,000,000 shares are designated as Class A common stock;
•65,000,000 shares are designated as Class B common stock; and
•100,000,000 shares are designated as preferred stock.

Class A Common Stock and Class B Common Stock

We have two series of authorized common stock, Class A common stock and Class B common stock. Only our Class A common stock is registered under Section 12 of the Exchange Act and trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “RBLX”. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion.

Dividend Rights

Subject to preferences that may apply to any shares of convertible preferred stock outstanding at the time, the holders of our Class A common stock and Class B common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to 20 votes per share, on all matters submitted to a vote of stockholders except as otherwise required by law. The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Nevada law or our articles of incorporation.

Our articles of incorporation and bylaws established a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. We have not provided for cumulative voting for the election of directors in our articles of incorporation.

Conversion

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers to trusts or similar entities where the transferor retains sole voting and dispositive control over the shares of Class B common stock so transferred, as further described in our articles of incorporation. Once converted into Class A common stock, the Class B common stock will not be reissued. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon the earlier of (i) the date that is specified by the affirmative vote of the holders of 66 2/3% of the then-outstanding shares of Class B common stock, (ii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the first time after March 2, 2021 that the number of outstanding shares of Class B common stock is less than 17,186,191 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, or the like), (iii) March 10, 2036, (iv) nine months after the death or permanent disability of David Baszucki, or (v) nine months after the date that Mr. Baszucki voluntarily resigns from any and all positions he may hold as an officer or as a member of our board of directors.

No Preemptive or Similar Rights

Our Class A common stock and Class B common stock are not entitled to preemptive rights, and are not subject to conversion (except as noted above), redemption, or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and Class B common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of our Class A common stock and Class B common stock are fully paid and non-assessable.

Preferred Stock

Pursuant to our articles of incorporation, our board of directors has the authority, subject to limitations prescribed by applicable law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A common stock and Class B common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A common stock and Class B common stock. No shares of preferred stock are outstanding.

Registration Rights

 We are party to an amended and restated investors’ rights agreement that provides certain holders of our common stock rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the “Securities Act”) as set forth below. The registration rights set forth in the amended and restated investors’ rights agreement will expire (i) with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 of the Securities Act during any 90-day period or (ii) after the consummation of a liquidation event (as defined in our articles of incorporation). We will pay the registration expenses (other than underwriting discounts and commissions) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Demand Registration Rights

We are obligated to register for resale certain shares of Class A common stock for which Rule 144 or another similar exemption under the Securities Act is not available. In addition, certain holders of our issued Class A common stock or Class A common stock issuable upon conversion of our Class B common stock, will be entitled to certain demand registration rights. At any time beginning five years after March 2, 2021, the holders of at least 50% of the shares registrable under the amended and restated investors’ rights agreement can request that we register the offer and sale of their shares. Such request for registration must cover securities, the anticipated aggregate offering price of which is at least $20.0 million. We are obligated to effect only two such registrations. If we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than twice in any 12-month period, for a period of up to 190 days.

Piggyback Registration Rights

In the event that we propose to register the offer and sale of our Class A common stock under the Securities Act, in connection with a public offering of such Class A common stock, certain holders of our issued Class A common stock or Class A common stock issuable upon conversion of our Class B common stock, will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a demand registration, (ii) a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, (iii) a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the shares, or (iv) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

S-3 Registration Rights

Certain holders of our Class A common stock issued or issuable upon conversion of our Class B common stock, are entitled to certain Form S-3 registration rights. The holders of at least 50% of these shares may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers securities the anticipated aggregate public offering price of which is at least $2.0 million, net of any underwriters’ discounts or commissions. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the 12-month period preceding the date of the request. Additionally, if we determine that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

Anti-Takeover Provisions

Certain provisions of Nevada law, our articles of incorporation, and our bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Nevada Law

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (“NRS”) prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves, in advance, either the combination or the transaction by which such person becomes an “interested stockholder,” or unless the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates, and associates. Further, in the absence of prior approval, certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws. We have expressly elected not to be governed by these provisions in our articles of incorporation, so they do not apply to us.

Articles of Incorporation and Bylaw Provisions

Our articles of incorporation and our bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Board of Directors Vacancies

Our articles of incorporation and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors are permitted to be set only by a resolution adopted by a majority vote of our board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and promotes continuity of management.

Stockholder Action; Special Meeting of Stockholders

Our articles of incorporation provides that, following conversion of all outstanding Class B common stock into Class A common stock, our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Our bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

Nevada law provides that stockholders may cumulate votes in the election of directors if the articles of incorporation so entitles them. Our articles of incorporation do not provide for cumulative voting.

Amendment of Charter and Bylaws Provisions

Nevada law provides generally that a resolution of the board of directors is required to propose an amendment to a corporation’s articles of incorporation and that the amendment must be approved by the affirmative vote of a majority of the voting power of all classes entitled to vote, as well as a majority of any class adversely affected. Nevada law also provides that the corporation’s bylaws, including any bylaws adopted by its stockholders, may be amended by the board of directors and that the power to adopt, amend, or repeal the bylaws may be granted exclusively to the directors in the corporation’s articles of incorporation. Stockholder approval is not required for an amendment that consists only of a change to the name of a corporation.

Amendments to our articles of incorporation require the approval of the holders of at least 66 2⁄3% of our then outstanding capital stock. Our bylaws provide that the approval of stockholders holding at least 66 2⁄3% of our then outstanding capital stock is required for stockholders to amend or adopt any provision of our bylaws.

Issuance of Undesignated Preferred Stock

Our board of directors have the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

Exclusive Jurisdiction

Our bylaws provide that, following our reincorporation from a Delaware corporation to a Nevada corporation, the Eighth Judicial District Court of Clark County, Nevada is the exclusive forum for any action, suit, or proceeding, whether civil, administrative, or investigative:

•brought derivatively on our behalf;
•asserting a claim for breach of a fiduciary duty or other duty owed by any current or former director, stockholder, officer, or other employee or fiduciary of our company to us or our stockholders;
•for any internal action (as defined in NRS 78.046) including any action asserting a claim against us arising pursuant to any provision of NRS Chapters 78 or 92A, our articles of incorporation or our bylaws, any agreement entered into pursuant to NRS 78.365, or as to which the NRS confers jurisdiction on the district court of the State of Nevada;
•to interpret, apply, enforce, or determine the validity of our articles of incorporation or our bylaws; and
•asserting a claim governed by the internal affairs doctrine.

This provision would not apply to suits prior to completion of our reincorporation from a Delaware corporation to a Nevada corporation, which will continue to be subject to the Court of Chancery of the State of Delaware. It would also not apply to suits brought to enforce any direct claim asserted under the Exchange Act. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit, or proceeding, then any other state district court located in the State of Nevada shall be the sole and exclusive forum therefor.

Our bylaws further provide that the federal district courts of the U.S. will be the exclusive forum for resolving any claim asserting a cause of action arising under the Securities Act. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, stockholders, officers, or other employees, which may discourage lawsuits against us and our directors, stockholders, officers, and other employees. Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. There has been uncertainty as to whether a court would enforce such provisions; however, Nevada law (specifically, NRS 78.046) expressly permits the articles of incorporation or bylaws of a corporation, to the extent not inconsistent with any applicable jurisdictional requirements and the laws of the U.S., to include such provisions. We also note that stockholders cannot waive compliance (or consent to noncompliance) with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Equiniti Trust Company LLC. The transfer agent and registrar’s address is PO Box 500, Newark, NJ 07101.

Stock Exchange Listing

Our Class A common stock is listed on the NYSE under the symbol “RBLX”.